EXHIBIT 99


FOR RELEASE AT 7:00 A.M. EDT MONDAY, OCTOBER 8, 2001


NW NATURAL TO PURCHASE PORTLAND GENERAL ELECTRIC FROM ENRON,
CREATING MAJOR OREGON-BASED ENERGY PROVIDER

     PORTLAND, ORE. - Northwest Natural Gas Company (NYSE: NWN) ("NW Natural") announced today that it has entered into a purchase and sale agreement under which NW Natural will acquire Portland General Electric Company (PGE), a wholly-owned subsidiary of Enron Corp. (NYSE: ENE), for $1.8 billion, comprised of $1.55 billion in cash and $250 million of seller-financing securities to be issued to Enron. In addition, a $75 million payment obligation from Enron to PGE, remaining from Enron's purchase of PGE in 1996, will be cancelled. PGE will retain its approximately $1.1 billion in existing debt and preferred stock. The transaction is expected to close in the fourth quarter of 2002, following customary regulatory approvals as well as the approval of NW Natural's shareholders.

     The acquisition is expected to be solidly accretive to NW Natural's earnings in the first full year after closing of the transaction, whether evaluated using the new accounting rule relating to the treatment of goodwill (i.e., no amortization) or the former rule under which goodwill was amortized to expense. The combined companies also are expected to generate strong cash flow. The acquisition has been structured to ensure an investment grade credit rating at the utility level.

     The transaction brings together Oregon's largest natural gas utility with the state's largest electric utility, creating an energy company headquartered in Portland with $5 billion in assets and $3.9 billion in enterprise value. The new company will have more than 1.25 million electric and gas customers and will own over 2,000 megawatts of generation, 26,000 miles of electric transmission and distribution lines and 12,000 miles of gas mains. The combined company will be one of the largest corporations based in Oregon.


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     "The acquisition makes sense for our customers, our shareholders, our employees and for Oregon," said Richard G. Reiten, Chairman and CEO of NW Natural. "It will help ensure that assets critical to Oregon's economy and environment will be locally-owned. We expect to be able to hold down electric and gas prices over the long run and to deliver more convenient and more comprehensive customer service. In addition to the many customer and community benefits, the acquisition also provides NW Natural the size and strength to flourish in the years ahead. We have great respect for the PGE team and we look forward to working with them to realize all the benefits of the transaction."

     With overlapping service territories and shared customers, the combined companies will be able to capture significant operating efficiencies in their energy delivery systems, especially in administrative areas, that neither company could accomplish on its own. In addition, combining PGE's electric generation and NW Natural's gas storage assets with both companies' gas purchasing capability will produce synergies and economies of scale that are expected to help hold energy prices for customers of NW Natural and PGE down over the long run.

     NW Natural and PGE have a successful track record of working together to find savings through operational efficiencies. The companies have a joint meter reading program in place already and conduct common trenching for new construction projects. In addition, NW Natural's Chairman and CEO, Dick Reiten, has seven years of executive experience at PGE, having served between 1989 and 1996 as president and COO of the company and as a member of its Board.

     The combination ultimately will result in reductions in force at both utilities in order to achieve cost savings. Reiten said NW Natural is committed to a fair process that will maximize the use of attrition and may use selected early retirement programs to achieve optimum staffing levels. The Company will work with any displaced employees, providing an array of services to make the transition as easy as possible. All union contracts will be honored.

     The combination of NW Natural and PGE will lead to enhanced customer service. Customers ultimately will be able to call one company for natural gas


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or electric service needs, pay a single bill for both services and use a single customer service number to get information on how best to manage their energy needs.

     NW Natural intends to form a holding company (to be named at a later date) to carry out the acquisition. The holding company will acquire the common stock of PGE from Enron, resulting in a holding company with two operating utility subsidiaries, NW Natural and PGE. Existing shareholders of NW Natural will receive one share of holding company common stock for each share of NW Natural common stock. NW Natural will retain its existing preferred and preference shares. Enron will designate up to two members of the holding company's board of directors. NW Natural and PGE are expected to continue to operate under their respective names.

     The cash portion of the purchase price will be raised through loans to the holding company from commercial banks and institutional lenders arranged by Merrill Lynch and Credit Suisse First Boston. The holding company will issue to Enron $50 million in common stock. In addition, the holding company will issue $200 million in FELINE PRIDES(SM) securities to Enron. The FELINE PRIDES(SM) will consist of 4 million shares of preferred stock of the holding company with a liquidation value of $50 per share, together with a forward purchase agreement of Enron to purchase additional common stock of the holding company at a price defined in the agreement. Enron's voting rights on its common stock will be limited to 4.9% of the total number of shares of holding company common stock outstanding.

     NW Natural expects the holding company to maintain NW Natural's current dividend policy. For 2001 the Company expects to have paid dividends on its common stock of $1.245 a share, making 2001 the 46th consecutive year in which its dividend payments have increased.

     The proposed transaction is subject to the receipt of required regulatory approvals, the approval of NW Natural's shareholders and closing conditions defined in the purchase and sale agreement. Required regulatory approvals include the Oregon Public Utility Commission, the Washington Utilities and Transportation Commission, the Federal Energy Regulatory Commission, the Nuclear Regulatory Commission and the Securities and Exchange Commission.


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     NW Natural and PGE each has a long history of active corporate citizenship and strong community support. The combined company will remain committed to investing in the communities it serves. The $25 million PGE-Enron Foundation, established in 1997, will continue to benefit communities throughout Oregon.

     Merrill Lynch acted as financial advisor and Thelen Reid & Priest acted as legal counsel to NW Natural.

     NW Natural is Oregon's largest natural gas utility. It serves about 530,000 customers in northwest Oregon and southwest Washington. In addition to purchasing gas supplies from suppliers in the western United States and Canada, NW Natural owns and operates an underground gas storage facility within its service territory. The 142-year-old company is headquartered in Portland, Oregon and is one of the fastest growing natural gas local distribution companies in the country.

     PGE's service territory covers more than 3,000 square miles. PGE serves about 733,000 customers, has 26,000 miles of transmission and distribution lines and owns 2,015 megawatts of generation, split about evenly between hydroelectric, coal and natural gas. PGE provides service to 45 percent of the population of Oregon and 60 percent of the state's economic base.

FINANCIAL ANALYST TELECONFERENCE

     NW Natural will host a financial analyst teleconference Monday at 10:00 a.m. EDT to discuss this transaction. A webcast of the teleconference will be available on NW Natural's website at WWW.NWNATURAL.COM. A replay of the
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broadcast will be available on the website shortly after the call.

FINANCIAL ANALYST MEETING

     NW Natural will host a financial analyst meeting in New York City Tuesday, Oct. 9, at 10:00 a.m. EDT to discuss this transaction. A live audio webcast of the meeting with slides from the presentation will be available on NW Natural's website, and a replay will be available on the website shortly after the meeting.

     Note: This report contains forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. Future operating results will be affected by various uncertainties and risk factors, many of which are


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beyond the Company's control, including governmental policy and regulatory action, the competitive environment and economic factors, as well as weather conditions. For a more complete description of these uncertainties and risk factors, see the Company's filings with the Securities and Exchange Commission on Form 10-K, as amended, for the year ended Dec. 31, 2000, and on Form 10-Q for the quarters ended March 31 and June 30, 2001.

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PRESS CONTACT:                      Steve Sechrist
                                    503/226-4211 Ext. 3517

INVESTOR CONTACT:                   James Boehlke
                                    503/721-2451
                                    503/226-4211 Ext. 2451